Exhibit 99.1

Company Contact: Dr. Charles R. Struby, CEO & President 305-324-2300 Investor Relations Contact: Porter, LeVay & Rose, Inc. Linda Decker, Vice President 212-564-4700

IVAX DIAGNOSTICS, INC. REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

- Commenced Several Initiatives Including Improvements in Manufacturing

Process and Operational Efficiency -

MIAMI, FL, May 13, 2009 — IVAX Diagnostics, Inc. (NYSE Amex: IVD), a fully integrated in vitro diagnostics company, reports its first quarter 2009 financial results and reviews its progress for the quarter.

Charles Struby, Ph.D., Chief Executive Officer and President of IVAX Diagnostics said, “During the quarter we put into place a number of initiatives to build a stronger, larger and more competitive company and capitalize on our strengths as a fully integrated in vitro diagnostics company. It is our goal to develop, manufacture and distribute worldwide, reagents, test kits and diagnostic equipment for autoimmune and infectious diseases that meet and/or exceed patients’ and their physicians’ needs for accurate and efficient in vitro diagnosis. Towards that end we:

•	Initiated steps designed to improve our manufacturing process and significantly increase our operational efficiency and competitiveness in the marketplace;

•	Initiated discussions with distributors in the U.S. and Europe with the goal of expanding our product offerings for infectious and autoimmune diseases;

•	Implemented the initial portion of a strategic review of all of our businesses in an effort to better refine our strategy and improve our operations;

•	Worked on expanding our current testing platform and disease target areas; and

•	Reorganized our U.S. operations eliminating organization silos resulting in a more synergized workflow.”

Financial Highlights:

Net revenues for the first quarter of 2009 were $4,719,000, compared with $5,242,000 reported for the first quarter of 2008. The $523,000 decrease in net revenues included a $361,000, or 20.3%, decrease in revenue from its Italian operations, $224,000 of which was due to currency fluctuations and the remainder of which was primarily due to volume and sales price declines within Italy. Revenue from domestic operations decreased $162,000, or 4.7%, primarily due to the timing of contract manufacturing and instrument sale revenue. Existing global economic conditions also contributed to the decline in net revenues, but the Company does not believe that these conditions will have a significant, long-term effect on its net revenues.

Gross profit for the first quarter of 2009 was $2,773,000, compared with $3,218,000 for the first quarter of 2008. Gross profit margins were 58.8 % for the first quarter of 2009, compared with 61.4% for the first quarter of 2008. The decline in gross profit and gross profit margins was primarily attributable to the decline in net revenues, including the effect of exchange rate fluctuations, as well as the sales price declines from Italian operations.

Operating expenses for the first quarter of 2009 were $3,172,000, compared with $3,035,000 for the first quarter of 2008. Operating expenses were affected by increased general and administrative costs attributable to the previously mentioned initiatives, partially offset by decreases in selling expenses and research and development costs.

Loss from operations was $399,000 for the first quarter of 2009, compared with income from operations of $183,000 in the first quarter of 2008. Domestic and Italian operations accounted for $258,000 and $151,000 of the loss from operations, respectively.

Total other income for the first quarter of 2009 was a loss of $44,000 compared to income of $194,000 in the first quarter of 2008. The $238,000 decrease was primarily attributable to net foreign currency losses in the current year compared to currency gains in the first quarter of 2008, and a reduction in interest income due to significantly lower effective yields on our cash investments.

Net loss for the first quarter of 2009 was $465,000, or $(0.02) per share, compared with net income of $345,000, or $0.01 per share, for the first quarter of 2008.

Dr. Struby concluded, “We believe IVAX Diagnostics’ role in proper disease management will increase with the anticipated growth of the healthcare industry and the continued aging of the global population. We also expect to benefit from the expected shift to personalized medicine. We also expect there to be an increased demand for improved diagnostic capabilities which, based on IVAX Diagnostics’ strong foundation and reputation in the market, as well as the initiatives we are undertaking to improve operations, we believe will positively impact IVAX Diagnostics’ long-term performance.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc. (www.ivaxdiagnostics.com), headquartered in Miami, Florida, is a fully integrated in vitro diagnostics company that develops, manufactures and distributes in the United States and internationally, proprietary diagnostic reagents, test kits and instrumentation, primarily for autoimmune and infectious diseases, through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l. and ImmunoVision, Inc.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: the risks and uncertainties associated with IVAX Diagnostics’ strategic initiatives, including, without limitation, that IVAX Diagnostics may not successfully implement some or all of its strategic initiatives and that its strategic initiatives may not make IVAX Diagnostics a stronger, larger or more competitive company, allow IVAX Diagnostics to successfully capitalize on being one of the few fully integrated in vitro diagnostics companies, result in an improved manufacturing process for IVAX Diagnostics or increase IVAX Diagnostics’ operational efficiency and/or competitiveness in the marketplace; the risk that IVAX Diagnostics may not develop, manufacture and distribute worldwide, reagents, test kits and diagnostic equipment that meet and/or exceed patients’ and their physicians’ needs for accurate and efficient in vitro diagnosis; the risk that IVAX Diagnostics may not expand its product offerings for autoimmune and infectious diseases, whether internally or through collaborations with distributors in the U.S. and Europe; the risk that IVAX Diagnostics’ strategic review of its businesses may not result in IVAX Diagnostics’ strategy being better refined or improve IVAX Diagnostics’ operations and the risk that the expenses incurred and to be incurred in connection with such review may impact IVAX Diagnostics’ financial condition, operating results and cash position; the risk that IVAX Diagnostics’ may not expand its current testing platform and/or disease target areas and the risk that IVAX Diagnostics’ operating results and competitive position may not improve even if its current testing platform and/or disease target areas are so expanded; the risk that IVAX Diagnostics’ financial condition, operating results and competitiveness may not improve as a result of or otherwise benefit from the reorganization of IVAX Diagnostics’ U.S. operations to create a more synergized workflow by eliminating organization silos; the risks and uncertainties relating to the healthcare industry in general and IVAX Diagnostics’ position within the healthcare industry, including, without limitation, the risk that the healthcare industry may not continue to grow at the rate IVAX Diagnostics anticipates, or at all, the risk that IVAX Diagnostics’ role in proper disease management may not increase even if the healthcare industry continues to grow and/or as a result of the continued aging of the global population, the risk that a shift to personalized medicine may not occur or, if it does so occur, the risk that IVAX Diagnostics may not benefit from that shift; the risk that there may not be an increased demand for improved diagnostic capabilities or, if there is such an increase, the risk that such increase may not positively impact IVAX Diagnostics’ long-term performance, whether as a result of IVAX Diagnostics’ initiatives to improve its operations or otherwise; the risks and uncertainties associated with existing global economic conditions, including, without limitation, that IVAX Diagnostics’ operating results, and net revenues in particular, may continue to be adversely impacted if existing global economic conditions do not improve and that any such impact may be significant and have a long-term effect on IVAX Diagnostics and its financial condition, operating results and cash position; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

-FINANCIAL TABLES FOLLOW-

IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Net revenues	$4,718,711	$5,241,856
Cost of sales	1,945,518	2,024,415

Gross profit	2,773,193	3,217,441

Operating expenses:
Selling	1,129,481	1,167,752
General and administrative	1,613,389	1,417,651
Research and development	428,998	449,437

Total operating expenses	3,171,868	3,034,840

Income (loss) from operations	(398,675)	182,601

Other income:
Interest income	4,882	94,800
Other income, net	(48,503)	98,877

Total other income, net	(43,621)	193,677

Income (loss) before income taxes	(442,296)	376,278

Provision for income taxes	22,403	30,994

Net income (loss)	$(464,699)	$345,284

Net income (loss) per share
Basic and diluted	$(0.02)	$0.01

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	27,649,887	27,649,887

Diluted	27,649,887	27,649,887

-more-

IVAX DIAGNOSTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$7,810,938	$4,420,900
Marketable securities	—	4,100,000
Accounts receivable, net of allowances for doubtful accounts of $353,693 in 2009 and $358,268 in 2008	5,868,793	5,789,901
Inventories, net	4,916,190	4,678,069
Other current assets	226,503	271,069

Total current assets	18,822,424	19,259,939

Property, plant and equipment, net	1,727,242	1,848,637
Equipment on lease	454,056	210,743
Product license	682,936	682,936
Goodwill, net	870,290	870,290
Other assets	166,053	175,523

Total assets	$22,723,001	$23,048,068

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$925,451	$698,693
Accrued license payable	132,562	140,062
Accrued expenses and other current liabilities	3,213,262	3,116,755

Total current liabilities	4,271,275	3,955,510

Other long-term liabilities:
Deferred tax liabilities	254,073	238,200
Other long-term liabilities	900,317	902,551

Total other long-term liabilities	1,154,390	1,140,751

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares, issued and outstanding 27,649,887 in 2009 and 2008	276,498	276,498
Capital in excess of par value	41,147,832	41,065,840
Accumulated deficit	(23,478,632)	(23,013,933)
Accumulated other comprehensive loss	(648,362)	(376,598)

Total shareholders’ equity	17,297,336	17,951,807

Total liabilities and shareholders’ equity	$22,723,001	$23,048,068

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